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EXHIBIT 99.2

YAHOO! INC.
CONSOLIDATED FINANCIAL STATEMENTS

TABLE OF CONTENTS

Management's Discussion and Analysis of Financial Condition and Results of Operations	F-2
Report of Independent Accountants	F-16
Consolidated Balance Sheets at June 30, 2000 (unaudited) and December 31, 1999 and 1998	F-17
Consolidated Statements of Operations for the six months ended June 30, 2000 and 1999 (unaudited) and for the years ended December 31, 1999, 1998, and 1997	F-18
Consolidated Statements of Stockholders' Equity for the six months ended June 30, 2000 (unaudited) and for the years ended December 31, 1999, 1998, and 1997	F-19
Consolidated Statements of Cash Flows for the six months ended June 30, 2000 and 1999 (unaudited) and for the years ended December 31, 1999, 1998, and 1997	F-21
Notes to Consolidated Financial Statements	F-22

Management's Discussion and Analysis of Financial Condition and Results of Operations

    Except for historical information, the discussion in this report (including, without limitation, the discussion under the heading "Results of Operations") contains forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those discussed herein. Factors that could cause or contribute to such differences include, but are not limited to, risks discussed under the caption "Risk Factors" in the Company's quarterly report on Form 10-Q for the quarter ended June 30, 2000 (A copy of which is available at www.sec.gov or upon request from the Company).

Overview

    Yahoo! Inc. ("Yahoo!" or the "Company") is a global Internet communications, commerce, and media company that offers a comprehensive branded network of services to millions of worldwide users daily. As the first online navigational guide to the World Wide Web (the "Web"), www.yahoo.com is a leading guide in terms of traffic, advertising, household and business user reach, and is one of the most recognized brands associated with the Internet. The Company commenced operations on March 5, 1995. In August 1995, the Company commenced selling advertisements on its Web pages and recognized its initial revenues.

    As of August 31, 2000, the Company had completed twenty acquisitions since its inception. The following table summarizes the acquisitions completed through August 31, 2000 that were accounted for as poolings of interests (shares issued in thousands).

Company	Acquisition Date	Shares Issued
Four11 Corporation	October 20, 1997	12,046
WebCal Corporation	July 17, 1998	1,084
Yoyodyne Entertainment, Inc.	October 20, 1998	1,019
SimpleNet*	November 30, 1998	1,269
Net Roadshow, Inc.*	March 15, 1999	1,435
Encompass, Inc.	May 26, 1999	1,390
GeoCities	May 28, 1999	43,281
Online Anywhere	May 28, 1999	906
broadcast.com inc.	July 20, 1999	57,294
ONElist, Inc.**	November 30, 1999	828
Arthas.com	February 29, 2000	594
eGroups, Inc.	August 31, 2000	3,425

*
Acquisitions completed by broadcast.com prior to the Company's acquisition of broadcast.com.

**
Acquisition completed by eGroups, Inc. prior to the Company's acquisition of eGroups, Inc.

    For the six month period ended June 30, 2000, nonrecurring charges totaled $0.4 million related to the February acquisition of Arthas.com. For the year ended December 31, 1999, nonrecurring charges related to acquisition costs totaled $77.1 million and included investment banking, financial and legal advisory services, severance and contract termination costs related to the mergers. These costs were primarily attributable to the GeoCities and broadcast.com acquisition costs of $55.0 million and $20.0 million, respectively. For 1998 and 1997, nonrecurring charges related to acquisition costs were $3.6 million and $3.9 million, respectively. As of December 31, 1999, $5.6 million of accrued acquisition costs were included in accrued expenses and other current liabilities. These accrued amounts consist of contract termination and severance costs and will be paid during the year ending December 31, 2000.

    The Company's consolidated financial statements and the accompanying notes reflect the Company's financial position and results of operations as if the above acquired entities, accounted for as poolings of interests, were wholly-owned subsidiaries of the Company since inception, with the exception of WebCal and Arthas.com, whose historical operations were not material to the Company's financial position, results of operations, or cash flows.

    The following table summarizes the acquisitions completed through August 31, 2000 that were accounted for under the purchase method of accounting (purchase price in millions).

Company	Acquisition Date	Purchase Price
Viaweb Inc.	June 10, 1998	$48.6
Starseed, Inc.**	December 4, 1998	24.8
HyperParallel, Inc.	December 17, 1998	8.1
Log-Me-On.Com LLC	January 15, 1999	9.9
Yahoo! Canada	March 1, 1999	18.0
Futuretouch Corporation**	March 23, 1999	6.2
Innovative Systems Services Group, Inc.	November 22, 1999	14.1
VivaSmart, Inc.	June 30, 2000	8.9

**
Acquisitions completed by GeoCities prior to the Company's acquisition of GeoCities.

    Under the purchase method of accounting, the purchase price was allocated to the assets acquired and liabilities assumed based on their estimated fair values at the acquisition date.

    The results of operations for entities acquired in 1999 and accounted for under the purchase method were not material to the Company. The results of operations of these acquired entities are included with those of the Company for periods subsequent to the acquisition date.

    Viaweb was a provider of software and services for hosting online stores. In connection with the acquisition of Viaweb and pursuant to discussions with the Staff of the Securities and Exchange Commission (the "Staff"), approximately $15 million of the purchase price was assigned to in-process research and development and expensed upon the consummation of the acquisition. Various factors were considered in discussions with the Staff in determining the amount of the purchase price to be allocated to in-process research and development such as, estimating the stage of development of each in-process research and development project at the date of acquisition, estimating cash flows resulting from the expected revenues generated from such projects and discounting the net cash flows, in addition to other assumptions. The remaining identified intangibles, including the value of purchased technology and other intangibles, are being amortized on a straight-line basis over three and seven years, respectively.

    In addition, other factors were considered in discussions with the Staff in determining the value assigned to purchased in-process technology such as research projects in areas supporting the online store technology (including significant enhancement to the ability of the product to support multiple users and multiple servers), developing functionality to support the ability to process credit card orders, and enhancing the product's user interface by developing functionality that would allow the product to be used outside of the United States.

    Starseed was a developer of technology that enabled the linking of topically related Web sites. Approximately $1.2 million of the purchase price was allocated to purchased technology which is being amortized on a straight-line basis over one year and approximately $24.0 million was allocated to goodwill which is being amortized on a straight-line basis over three years.

    HyperParallel specialized in data analysis. Approximately $2.3 million of the total purchase price was allocated to in-process research and development. This amount was developed by estimating the stage of development of each in-process research and development project at the date of the acquisition, estimating incremental cash flows generated from such projects, and discounting the net cash flows back to their present value using a discount rate of 35%, which represents a premium to the Company's cost of capital to take into account the uncertainty surrounding the successful development of the purchased in-process technology. The projections were based on management's estimates of market size and growth, expected trends in advertising and technology, expected research and development and selling and general administrative expenditures, and the expected timing of new product introductions. Approximately $1.2 million of the total purchase price was allocated to existing technology which is being amortized over 3 years. The value of the existing technology was developed based on similar assumptions using a discount rate of 25%. The projections used in developing the values should not be considered an accurate predictor of future performance for several reasons, including the consideration of many factors outside the control of the Company. The remaining purchase price of approximately $4.6 million was allocated to goodwill which is being amortized over 7 years. Tangible assets acquired and liabilities assumed were not material to the Company's financial statements.

    Log-Me-On, founded in 1998, was a development stage entity with limited operations, no revenues, and four developers. As of the acquisition date, the Company's efforts had been focused solely on developing a browser technology that was approximately 30% complete and there was no other technology developed or in process at such date. Approximately $9.8 million of the purchase price was allocated to in-process research and development. This in-process research and development had not reached technological feasibility and had no alternative future use. Additional development subsequent to the acquisition date principally relates to development of browser and toolbar technology that would allow users into Yahoo! sites without typing URLs or retrieving bookmarks, creation of the user interface, development of customization screens and procedures, and establishment of data links. The Company expects the development of this technology to be completed in the third quarter of 2000. Future research and development costs are not expected to be material to Yahoo!'s financial position or results of operations. In addition, if this technology is not successfully developed, Yahoo!'s revenues and profitability would not be materially adversely affected. The remaining purchase price of approximately $100,000 was allocated to the work force in place and is being amortized over the employment contract period. Tangible assets acquired and liabilities assumed were not material to the Company's financial statements.

    In February 1996, the Company and Rogers Media Inc. ("Rogers") signed the Yahoo! Canada Affiliation Agreement whereby Yahoo! licensed certain intellectual property and development rights to Rogers, which Rogers utilized to operate Yahoo! Canada. On March 1, 1999, this agreement was terminated, as were all licenses and other rights and obligations granted under the agreement. As part of this agreement, Yahoo! acquired the Yahoo! Canada business including the URL, www.yahoo.ca.com, and existing advertising relationships from Rogers. Total consideration was $9 million in cash and the issuance of a note payable for $9 million which was settled in April 1999. The Company recorded an intangible asset of approximately $18 million which is being amortized over 10 years. The results of operations of Yahoo! Canada are included in the statement of operations of Yahoo! beginning March 1, 1999.

    In connection with the acquisition of ISSG, approximately $1.2 million of the purchase price was allocated to in-process research and development. This in-process research and development had not reached technological feasibility and had no alternative future use. Additional development subsequent to the acquisition date principally relates to the development and further adaptation of the technology to enhance the Company's overall communications strategy. Future research and development costs are not expected to be material to Yahoo!'s financial position or results of operations. In addition, if this technology is not successfully developed, Yahoo!'s revenues and profitability would not be materially adversely affected. Of the remaining purchase price, $12.1 million was allocated to goodwill and other intangible assets and is being amortized on a straight-line basis over five years while $0.8 million was allocated to tangible assets acquired and liabilities assumed.

    In June 2000, the Company completed the acquisition of VivaSmart, Inc., through the issuance of 72,953 shares of Yahoo! Common Stock for a total purchase price of approximately $8.9 million. The purchase price was allocated to the assets acquired, principally goodwill of $7.7 million, and liabilities assumed based on their estimated fair values at the date of acquisition. Results of operations for VivaSmart, Inc. for periods prior to the acquisition were not material to the Company and accordingly, pro forma results of operations have not been presented. Results of operations for VivaSmart, Inc. have been included with those of the Company subsequent to the acquisition date.

    The Company's revenues are derived principally from the sale of banner and sponsorship advertisements. To date, the duration of the Company's banner advertising commitments has ranged from one week to two years. Sponsorship advertising contracts have longer terms (ranging from three months to three years) than standard banner advertising contracts and also involve more integration with Yahoo! services, such as the placement of buttons that provide users with direct links to the advertiser's Web site. Advertising revenues on both banner and sponsorship contracts are recognized as "impressions", or times that an advertisement appears in pages viewed by users of the Company's online properties, are delivered. Furthermore, advertising revenue is recognized provided that no significant Company obligations remain at the end of a period and collection of the resulting receivable is probable. Company obligations typically include guarantees of minimum number of impressions; to the extent minimum guaranteed impressions are not met, the Company defers recognition of the corresponding revenues until the remaining guaranteed impression levels are achieved.

    The Company also earns revenue from business services, electronic commerce transactions, and barter transactions. Business services revenues include fees for broadcasting live and on-demand events as well as hosting services and membership programs and are recognized in the month in which the service is performed, provided that no significant Company obligations remain and collection of the resulting receivable is probable. Revenues from electronic commerce transactions are recognized by the Company upon notification from the advertiser of revenues earned by Yahoo!. Revenues from barter transactions are recognized during the period in which the advertisements are displayed in Yahoo! properties. Barter transactions are recorded at the fair value of the goods or services provided or received, whichever is more readily determinable in the circumstances. In determining the value of the goods or services provided, the Company uses historical pricing of comparable cash transactions. To date, revenues from electronic commerce transactions and barter transactions have each been less than 10% of net revenues. Revenues from business services were 10% of net revenues in 1999 and 9% and 7% in 1998 and 1997, respectively. No one customer accounted for 10% or more of net revenues during 1999, 1998, and 1997.

Results of Operations for the Six Months Ended June 30, 2000 and 1999

Net Revenues

    Net revenues were $503.8 million for the six month period ended June 30, 2000, which represents an increase of 116% when compared with the corresponding period in 1999.

    Advertising Revenue.  Of the total net revenues for six months ended June 30, 2000, advertising revenue was $457.0 million, which represents an increase of 116% when compared with the corresponding period in 1999. The increase was due primarily to the increasing number of advertisers purchasing space on the Company's online media properties as well as larger and longer-term purchases by certain advertisers. Approximately 3,675 customers advertised on the Company's online media properties during the quarter ended June 30, 2000 as compared to approximately 2,800 during the second quarter of 1999. No single customer accounted for 10% or more of net revenues during the six month periods ended June 30, 2000 and 1999. Advertising purchases by SOFTBANK and its consolidated affiliates, a 22% stockholder of the Company at June 30, 2000, accounted for less than 1% and approximately 5% of net revenues during the six months ended June 30, 2000 and 1999, respectively. Contracted prices on these orders are comparable to those given to other similarly situated customers of the Company. International revenues accounted for 15% of net revenues during the six months ended June 30, 2000 and less than 10% for the corresponding period in fiscal 1999. Barter revenues represented less than 10% of net revenues during those periods. There can be no assurance that customers will continue to purchase advertising on the Company's Web pages, that advertisers will not make smaller or shorter-term purchases, or that market prices for Web-based advertising will not decrease due to competitive or other factors. Additionally, while the Company has experienced strong revenue growth during the last three years, management does not believe that this level of revenue growth will be sustained in future periods.

    Business Services Revenue.  Business services revenue consists of revenues generated from broadcasting live and on-demand audio and video events and subscription-based hosting services. Business services revenue comprised $46.8 million of total net revenue for the six months ended June 30, 2000, which represents an increase of 120% when compared with the corresponding period in 1999. The increase is primarily attributable to the increasing number of events broadcasted by the Company and the increased number of users of the various hosting services.

Cost of Revenues

    Cost of revenues consists of the expenses associated with the production and usage of Yahoo! and the Company's other online media properties. These costs primarily consist of fees paid to third parties for content included on the Company's online media properties, Internet connection charges, live event production costs, license fees, amortization of purchased technology, equipment depreciation, and compensation related expenses. The Company does not allocate any cost of revenues or operating costs to its business services segment as management does not use this information to measure the performance of the operating segment. Management does not believe that allocating these expenses is material in evaluating the segment's performance. For the six months ended June 30, 2000, cost of revenues was $75.2 million, or 15% of net revenues compared to $46.4 million, or 20% of net revenues for the corresponding period in fiscal 1999. The absolute dollar increase in cost of revenues from quarter to quarter is primarily attributable to an increase in the quantity of content available on the Company's online media properties, the increased usage of these properties, and an increase in license fees. The Company anticipates that its content and Internet connection expenses will increase with the quantity and quality of content available on Yahoo! online media properties, and increased usage of these properties. As measured in page views (defined as electronic page displays), the Company delivered an average of approximately 690 million page views per day in June 2000 compared with an average of approximately 315 million page views per day in June 1999. Yahoo! Japan, an unconsolidated joint venture of the Company, is included in these page view figures and accounted for an average of approximately 85 million page views per day in June 2000 and an average of approximately 22 million page views per day in June 1999. The Company anticipates that its content and Internet connection expenses will continue to increase in absolute dollars for the foreseeable future.

Sales and Marketing

    Sales and marketing expenses were $186.8 million, or 37% of net revenues for the six months ended June 30, 2000, as compared to $93.3 million, or 40% of net revenues for the six months ended June 30, 1999. Sales and marketing expenses consist primarily of advertising and other marketing related expenses (which include distribution costs), compensation and employee-related expenses (which includes employer payroll taxes assessed on non-qualified stock option exercises and stock-based compensation expense), sales commissions, and travel costs. The increase in absolute dollars is primarily attributable to an increase in advertising and distribution costs associated with the Company's aggressive brand-building strategy, increases in compensation expense associated with growth in its direct sales force and marketing personnel, expansion in the international subsidiaries with the addition of subsidiaries in Argentina, Brazil, China, India and Mexico subsequent to March 1999, and an increase in sales commissions associated with the increase in revenues. The Company anticipates that sales and marketing expenses in absolute dollars will increase in future periods as it continues to pursue an aggressive brand-building strategy through advertising and distribution, continues to expand its international operations, and continues to build its global direct sales organization.

Product Development

    Product development expenses were $54.1 million, or 11% of net revenues for the six months ended June 30, 2000, as compared to $29.5 million, or 13% of net revenues for the six months ended June 30, 1999. Product development expenses consist primarily of payroll and related expenses (which includes employer payroll taxes assessed on non-qualified stock option exercises and stock-based compensation expense) incurred for enhancements to and maintenance of the Company's Web site, classification and organization of listings within Yahoo! properties, research and development expenses, amortization of capitalized Web site development costs, and other operating costs. The increase in absolute dollars is primarily attributable to increases in the number of engineers that develop and enhance Yahoo! online media properties. The Company believes that significant investments in product development are required to remain competitive. Consequently, the Company expects to incur increased product development expenditures in absolute dollars in future periods.

General and Administrative

    General and administrative expenses were $35.8 million, or 7% of net revenues for the six months ended June 30, 2000, as compared to $18.2 million, or 8% of net revenues for the six months ended June 30, 1999. General and administrative expenses consist primarily of compensation (which includes employer payroll taxes assessed on non-qualified stock option exercises and stock-based compensation expense) and fees for professional services, and the increase in absolute dollars is primarily attributable to increases in these areas. The Company believes that the absolute dollar level of general and administrative expenses will increase in future periods, as a result of an increase in personnel and increased fees for professional services.

Amortization of Intangibles

    Total amortization expenses were $8.8 million for the six months ended June 30, 2000 as compared to $6.7 million for the same period in fiscal 1999. The increase is principally attributable to goodwill amortization resulting from the November 1999 ISSG acquisition, which resulted in $12.1 million of goodwill and other intangible assets.

Acquisition-Related Costs

    For the six months ended June 30, 2000, the Company recorded a non-recurring charge of $0.4 million relating to expenses incurred in connection with the February acquisition of Arthas.com. For the six months ended June 30, 1999, acquisition-related charges of $66.4 million included $56.6 million attributable to the acquisitions of GeoCities, Encompass, Online Anywhere, and NetRoadshow, and a nonrecurring charge of $9.8 million for in-process research and development that had not yet reached technological feasibility and had no alternative future use.

Investment Income, Net

    Investment income, net of expense, for the six months ended June 30, 2000 was $75.8 million as compared to $16.8 million for the six months ended June 30, 1999. The increase is primarily attributable to a higher average investment balance and a gain from the exchange of certain equity investments in the amount of $40.7 million. Investment income in future periods may fluctuate as a result of fluctuations in average cash balances maintained by the Company and changes in the market rates of its investments.

Minority Interests in Operations of Consolidated Subsidiaries

    Minority interests in operations of consolidated subsidiaries was $4.0 million for the six month period ended June 30, 2000 as compared to $1.2 million for the corresponding period in fiscal 1999. The change is attributable to the continuing profitable results recorded in the European and Korean joint ventures in the aggregate during the six month period ended June 30, 2000 as compared to the corresponding year ago period. The Company expects that minority interests in operations of consolidated subsidiaries in the aggregate will continue to fluctuate in future periods as a function of the results from consolidated subsidiaries. If the consolidated subsidiaries remain profitable, the minority interests adjustment on the statement of operations will continue to reduce the Company's net income by the minority partners' share of the subsidiaries' net income.

Income Taxes

    The Company's effective income tax rate for the six month period ended June 30, 2000 was 44% and differs from the amount computed by applying the statutory federal rate principally due to state income taxes and nondeductible amortization charges related to acquisitions and non-deductible stock-based compensation charges. This rate may change during the remainder of 2000 if operating results or acquisition related costs differ significantly from current projections.

    The provision for income taxes for the six month period ended June 30, 1999 differs from the amount computed by applying the statutory federal rate principally due to nondeductible costs related to the acquisitions of GeoCities, Encompass, and Online Anywhere, nondeductible amortization charges related to other acquisitions, and a change in income tax regulations resulting in the recognition of certain acquired loss carryforward benefits.

Net Income

    The Company recorded net income of $120.9 million or $0.20 per share diluted for the six months ended June 30, 2000 compared to net loss of $1.0 million or $0.00 per share diluted for the six months ended June 30, 1999. The results for the six months ended June 30, 2000 include non-recurring charges of $0.4 million incurred in connection with the February 2000 acquisition of Arthas.com, employer payroll taxes on option exercises of $8.3 million, stock-based compensation expense of $12.2 million, amortization of purchased technology and intangible assets of $13.0 million, a non-cash gain from the exchange of certain equity investments of $40.7 million, and goodwill amortization (included in investment income) of $1.5 million related to the Yahoo! Japan equity investment.

    The Company is subject to employer payroll taxes on employee exercises of non-qualified stock options. Assuming the fair market value of the Company's Common Stock was $125 per share on June 30, 2000, employer payroll taxes on unrealized gains related to vested and unvested non-qualified stock options would be approximately $48.1 million and $73.2 million, respectively. These employer payroll taxes would be recorded as a charge to operations (allocated between sales and marketing, product development and general and administrative) in the period such options are exercised based on actual gains realized by employees. Net proceeds that the Company would receive upon the exercise of such vested and unvested stock options would approximate $360.7 million and $2.2 billion, respectively. In addition, the Company would receive tax deductions for gains realized by employees on the exercise of non-qualified stock options for which the benefit is recorded as additional paid-in capital. The Company's quarterly results of operations and cash flows could vary significantly depending on the actual period that the stock options are exercised by employees and, consequently, the amount of employer payroll taxes assessed.

Liquidity and Capital Resources for the Six Months Ended June 30, 2000 and 1999

    Yahoo! invests excess cash predominantly in debt instruments that are highly liquid, of high-quality investment grade, and predominantly have maturities of less than one year with the intent to make such funds readily available for operating purposes. As of June 30, 2000, the Company had cash and cash equivalents and investments in marketable debt securities totaling $1.38 billion compared to $1.0 billion at December 31, 1999.

    For the six months ended June 30, 2000, cash provided by operating activities of $257.3 million was primarily due to net income before taxes. For the six months ended June 30, 1999, cash provided by operating activities of $46.4 million was primarily due to net income before taxes and other non-cash costs.

    Cash used in investing activities was $277.0 million for the six months ended June 30, 2000. Purchases (net of proceeds and maturities) of marketable securities and other investments during the period were $234.0 million and capital expenditures totaled $43.0 million. Capital expenditures have generally been comprised of purchases of computer hardware and software as well as leasehold improvements related to leased facilities, and are expected to increase in future periods. Cash used in investing activities was $115.1 million for the six months ended June 30, 1999. Purchases (net of proceeds and maturities) of marketable securities and other investments during the period were $94.2 million and capital expenditures totaled $20.9 million.

    For the six months ended June 30, 2000 and 1999, cash provided by financing activities from the issuance of Common Stock pursuant to the exercise of stock options was $201.3 million and $61.8 million, respectively.

    During 1999, the Company entered into agreements for the development of an office complex in Sunnyvale, California, to be constructed from 2000 through 2003, and to serve as the Company's new headquarters. Upon substantial completion of the buildings, the Company will collateralize a lease facility with deposited funds equal to the amount of the funds drawn on the facility by the lessors, estimated to range from $370 million to $380 million. Rent obligations for the buildings will bear a direct relationship to the lessors' carrying costs. The amount of the rent obligation is contingent upon future events.

    The Company currently has no material commitments other than those under operating lease agreements. The Company has experienced a substantial increase in its capital expenditures and operating lease arrangements since its inception, which is consistent with increased staffing, and anticipates that this will continue in the future. Additionally, the Company will continue to evaluate possible acquisitions of, or investments in businesses, products, and technologies that are complementary to those of the Company, which may require the use of cash. Management believes existing cash and investments will be sufficient to meet the Company's operating requirements for at least the next twelve months; however, the Company may sell additional equity or debt securities or obtain credit facilities to further enhance its liquidity position. The sale of additional securities could result in additional dilution to the Company's stockholders.

Results of Operations for the Years Ended December 31, 1999, 1998 and 1997

Net Revenues

    Net revenues were $591.8 million, $245.1 million, and $84.1 million for the years ended December 31, 1999, 1998, and 1997, respectively.

    Advertising Revenue.  Of the total net revenues for the years ended December 31, 1999, 1998, and 1997, advertising revenue was $535.4 million, $226.3 million, and $78.4 million, respectively. The increases from year to year are due primarily to the increasing number of advertisers purchasing space on the Company's online media properties as well as larger and longer-term purchases by certain advertisers. Approximately 5,200 customers advertised on the Company's online media properties during 1999 as compared to approximately 4,300 and 2,900 in 1998 and 1997, respectively. No one customer accounted for 10% or more of net revenues during the years ended December 31, 1999, 1998 and 1997. Advertising purchases by SOFTBANK and its consolidated affiliates, a 23% stockholder of the Company at December 31, 1999, accounted for approximately 1% of net revenues during each of the years ended December 31, 1999 and 1998 and 3% during the year ended December 31, 1997. Contracted prices on these orders are comparable to those given to other similarly situated customers of the Company. International revenues accounted for 10%, 7% and 4% of net revenues during the years ended December 31, 1999, 1998, and 1997, respectively. Barter revenues represented less than 10% of net revenues during those same periods. There can be no assurance that customers will continue to purchase advertising on the Company's Web pages, that advertisers will not make smaller and shorter-term purchases, or that market prices for Web-based advertising will not decrease due to competitive or other factors. Additionally, while the Company has experienced strong revenue growth during the last three years, management does not believe that this level of revenue growth will be sustained in future periods.

    Business Services Revenue.  Business services revenue consists of revenues generated from broadcasting live and on-demand audio and video events and subscription-based hosting services. Business services revenue comprised $56.4 million, $18.8 million, and $5.7 million of total net revenue for the years ended December 31, 1999, 1998, and 1997, respectively. The year-to-year increases are primarily attributable to the increasing number of events broadcasted by the Company and the increasing number of users of the various hosting services. The Company broadcasted approximately 3,600 events during 1999, as compared to 1,800 and 742 during 1998 and 1997, respectively. Yahoo! Store, which was launched during the first quarter of 1998, comprised the most significant portion of revenue from hosting services. Yahoo! Store members totaled 9,000 and 3,500 as of December 31, 1999 and 1998, respectively.

Cost of Revenues

    Cost of revenues consists of the expenses associated with the production and usage of Yahoo! and the Company's other online media properties. These costs primarily consist of fees paid to third parties for content included on the Company's online media properties, Internet connection charges, amortization of purchased technology, equipment depreciation, and compensation related expenses. The Company does not allocate any cost of revenues or operating costs to its business services segment as management does not use this information to measure the performance of the operating segment. Management does not believe that allocating these expenses is material in evaluating the segment's performance. Cost of revenues were $102.6 million for the year ended December 31, 1999, or 17% of net revenues, as compared to $52.2 million, or 21% of net revenues, and $19.9 million, or 24% of net revenues, for the years ended December 31, 1998 and 1997, respectively. The absolute dollar increases in cost of revenues from year to year are primarily attributable to an increase in the quantity of content available on the Company's online media properties, the increased usage of these properties, and the amortization of purchased technology. Unamortized purchased technology totaled $11.6 million as of December 31, 1999 and will be amortized through the fourth quarter of 2001. The Company anticipates that its content and Internet connection expenses will increase with the quantity and quality of content available on Yahoo! online media properties, and increased usage of these properties. As measured in page views (defined as electronic page displays), the Company delivered an average of approximately 470 million page views per day in December 1999 compared with an average of approximately 207 million page views per day in December 1998 and an average of approximately 84 million page views per day in December 1997. Yahoo! Japan, an unconsolidated joint venture of the Company, is included in these page views figures and accounted for an average of approximately 39 million per day in December 1999, an average of approximately 13 million per day in December 1998, and an average of approximately 5 million per day in December 1997. The Company anticipates that its content and Internet connection expenses will continue to increase in absolute dollars for the foreseeable future.

Sales and Marketing

    Sales and marketing expenses were $224.0 million for the year ended December 31, 1999, or 38% of net revenues. For the years ended December 31, 1998 and 1997, sales and marketing expenses were $125.0 million and $58.5 million, or 51% and 70% of net revenues, respectively. Sales and marketing expenses consist primarily of advertising and other marketing related expenses (which include distribution costs), compensation and employee related expenses (which include employer payroll taxes assessed on non-qualified stock option exercises and stock-based compensation expense), sales commissions, and travel costs. The year-to-year increases in absolute dollars are primarily attributable to an increase in advertising and distribution costs associated with the Company's aggressive brand-building strategy, increases in compensation expense associated with growth in its direct sales force and marketing personnel, expansion in the international subsidiaries with the addition of subsidiaries in Sweden, Australia, Singapore, Korea, Denmark, and Norway during 1997, Italy, Hong Kong, and Spain as well as Yahoo! guides in Spanish and Mandarin Chinese languages during 1998, and Taiwan, Brazil, China, and Mexico during 1999, and an increase in sales commissions associated with the increase in revenues. The Company anticipates that sales and marketing expenses in absolute dollars will increase in future periods as it continues to pursue an aggressive brand-building strategy through advertising and distribution, continues to expand its international operations, and continues to build its global direct sales organization.

Product Development

    Product development expenses were $72.4 million, or 12% of net revenues for the year ended December 31, 1999 compared to $34.1 million and $16.7 million, or 14% and 20% of net revenues for the years ended December 31, 1998 and 1997, respectively. Product development expenses consist primarily of payroll and related expenses (which include employer payroll taxes assessed on non-qualified stock option exercises and stock-based compensation expense) incurred for enhancements to and maintenance of the Company's Web site, classification and organization of listings within Yahoo! properties, research and development expenses, amortization of capitalized Web site development costs, and other operating costs. The year-to-year increases in absolute dollars are primarily attributable to increases in the number of engineers that develop and enhance Yahoo! online media properties and increased amortization expense. The Company believes that significant investments in product development are required to remain competitive. Consequently, the Company expects to incur increased product development expenditures in absolute dollars in future periods.

General and Administrative

    General and administrative expenses were $42.4 million, or 7% of net revenues for the year ended December 31, 1999 compared to $24.7 million and $12.9 million, or 10% and 15% of net revenues for the years ended December 31, 1998 and 1997, respectively. General and administrative expenses consist primarily of compensation (which includes employer payroll taxes assessed on non-qualified stock option exercises and stock-based compensation expense) and fees for professional services, and the year-to-year increases in absolute dollars are primarily attributable to increases in these areas. The Company believes that the absolute dollar level of general and administrative expenses will increase in future periods, as a result of an increase in personnel and increased fees for professional services.

Amortization of Intangibles

    Amortization expense was $13.8 million for the year ended December 31, 1999 as compared to $2.6 million for the year ended December 31, 1998. There was no amortization expense in 1997. The year-to-year increases are principally attributable to goodwill amortization resulting from the March 1999 Yahoo! Canada acquisition which resulted in $18.0 million in additional goodwill, the November 1999 ISSG acquisition which resulted in $12.1 million of goodwill and other intangible assets, and the June 1998 Viaweb acquisition and the December 1998 Starseed acquisition which resulted in a combined $48.3 million of additional goodwill and other intangible assets. Unamortized goodwill and other intangible assets totaled $66.5 million as of December 31, 1999 and will be amortized through the first quarter of 2009.

Other—Nonrecurring Costs

    For the year ended December 31, 1999, the Company recorded nonrecurring costs of $88.0 million. These costs were primarily attributable to acquisition related expenses of $77.1 million in connection with the acquisitions of Encompass, GeoCities, Online Anywhere, broadcast.com and ONElist, Inc. The Company also recorded nonrecurring charges of $9.8 million and $1.2 million in connection with the Log-Me-On and ISSG acquisitions, respectively, for in-process research and development that had not yet reached technological feasibility and had no alternative future use.

    For the year ended December 31, 1998, the Company recorded nonrecurring costs of $21.2 million. These costs were primarily attributable to $17.6 million of in-process research and development that had not yet reached technological feasibility and had no alternative future use and were recorded in connection with the acquisitions of Viaweb and HyperParallel. The Company also recorded non-recurring costs of $3.6 million for acquisition related expenses in connection with the acquisitions of Yoyodyne and SimpleNet.

    For the year ended December 31, 1997, the Company recorded nonrecurring costs of $25.1 million, of which $21.2 million related to a one-time, non-cash charge to release the Company from obligations associated with an agreement with VISA and $3.9 million in acquisition related charges in connection with the acquisition of Four11.

Investment Income, Net

    Investment income, net of expense, was $37.7 million for the year ended December 31, 1999 compared to $18.8 million and $4.8 million for the years ended December 31, 1998 and 1997, respectively. The year-to-year increases are primarily attributable to a higher average investment balance. Investment income in future periods may fluctuate as a result of fluctuations in average cash balances maintained by the Company and changes in the market rates of its investments.

Minority Interests in Operations of Consolidated Subsidiaries

    Minority interests in income from operations of consolidated subsidiaries was $2.5 million for the year ended December 31, 1999 as compared to minority interests in loss from operations of consolidated subsidiaries of $68,000 and $727,000 for the years ended December 31, 1998 and 1997, respectively. The change from loss from operations of consolidated subsidiaries in 1998 to income from operations of consolidated subsidiaries in 1999 was attributable to profitable results recorded in the European and Korean joint ventures for 1999. The decrease from 1997 to 1998 is primarily attributable to near break-even results in the European and Korean joint ventures in the aggregate. The Company expects that minority interests in operations of consolidated subsidiaries in the aggregate will continue to fluctuate in future periods as a function of the results from consolidated subsidiaries. If the consolidated subsidiaries remain profitable, the minority interests adjustment on the statement of operations will continue to reduce the Company's net income by the minority partners' share of the subsidiaries' net income.

Income Taxes

    The provision for income taxes for the year ended December 31, 1999 differs from the amount computed by applying the statutory federal rate principally due to nondeductible costs related to the Company's acquisitions (primarily broadcast.com and GeoCities), nondeductible amortization charges related to other acquisitions, nondeductible stock-based compensation charges, and a change in income tax regulations resulting in the recognition of certain acquired loss carryforward benefits.

    The provision for income taxes for the year ended December 31, 1998 differs from the amount computed by applying the statutory federal rate principally due to changes in the valuation allowance related to limitations on net operating losses of acquired companies and nondeductible acquisition related charges.

    No provision for income taxes was recorded for the year ended December 31, 1997 as the Company had net operating losses.

Net Income (Loss)

    The Company recorded net income of $47.8 million or $0.08 per share diluted for the year ended December 31, 1999 compared to net losses of $13.6 million and $43.4 million, or $0.03 and $0.11 per share diluted for the years ended December 31, 1998 and 1997, respectively. The results for 1999 include nonrecurring charges of $88.0 million incurred in connection with various 1999 acquisitions, employer payroll taxes on option exercises of $10.3 million, stock compensation expense of $10.4 million, and amortization of purchased technology and intangible assets acquired in certain acquisitions of $9.5 million and $13.8 million, respectively. The results for 1998 include nonrecurring charges of $21.2 million incurred in connection with various 1998 acquisitions, stock compensation expense of $2.5 million, and amortization of purchased technology and intangible assets acquired in certain acquisitions of $3.5 million and $2.6 million, respectively. The results for 1997 include the one-time, non-cash, pre-tax charge of $21.2 million recorded during the second quarter of 1997 for the restructuring of the Yahoo! Marketplace agreements with the Visa Group and the one-time charge of $3.9 million recorded during the fourth quarter of 1997 for costs incurred for the acquisition of Four11.

Liquidity and Capital Resources for the Years Ended December 31, 1999, 1998, and 1997

    Yahoo! invests excess cash predominantly in debt instruments that are highly liquid, of high-quality investment grade, and predominantly have maturities of less than one year with the intent to make such funds readily available for operating purposes. As of December 31, 1999, the Company had cash and cash equivalents and investments in marketable debt securities totaling $1.0 billion compared to $636.1 million and $136.6 million at December 31, 1998 and 1997, respectively.

    For the year ended December 31, 1999, cash provided by operating activities of $204.5 million was primarily attributable to earnings of $47.8 million, depreciation and amortization of $42.7 million, purchased in-process research and development of $11.0 million, tax benefits from stock options of $32.2 million, other non-cash charges of $10.4 million, an increase in deferred revenue of $49.1 million, and an increase in accrued expenses and other liabilities of $51.1 million. The increase in cash provided by operating activities was offset by an increase in prepaid expenses and other assets of $22.6 million and an increase in accounts receivable of $22.3 million. The increase in deferred revenue relates principally to overall significant growth in revenue and increases in advanced payments on several new and relatively longer sponsorship agreements. For the year ended December 31, 1998, cash provided by operating activities of $81.4 million was primarily due to a net loss of $13.6 million and an increase in accounts receivable of $19.6 million, offset by purchased in-process research and development of

$17.6 million, depreciation and amortization of $16.5 million, tax benefits from stock option plans of $17.8 million, an increase in deferred revenue of $34.1 million, and an increase in accrued expenses and other liabilities of $22.7 million. For the year ended December 31, 1997, cash used in operating activities of $14.7 million was primarily due to the net loss of $43.4 million and increases in accounts receivable of $8.5 million and prepaid expenses and other assets of $7.2 million, partially offset by a non-cash charge of $23.0 million, depreciation and amortization of $4.6 million, and increases in accrued expenses and other current liabilities of $9.3 million, accounts payable of $4.7 million, and deferred revenue of $3.4 million.

    Cash used in investing activities was $451.5 million for the year ended December 31, 1999. Purchases (net of sales and maturities) of investments in marketable securities, acquisitions, and other investments during the period were $399.1 million and capital expenditures totaled $52.4 million. Capital expenditures have generally been comprised of purchases of computer hardware and software as well as leasehold improvements related to leased facilities, and are expected to increase in future periods. Cash used in investing activities was $383.7 million for the year ended December 31, 1998. Purchases (net of sales and maturities) of investments in marketable securities and other assets during the period were $360.7 million and capital expenditures totaled $23.0 million. Cash provided by investing activities was $14.8 million for the year ended December 31, 1997. Sales and maturities (net of purchases) of investments in marketable securities during the period were $25.6 million and capital expenditures totaled $10.8 million.

    Cash provided by financing activities was $284.1 million for the year ended December 31, 1999 primarily due to proceeds from the issuance of Common Stock pursuant to stock option exercises. For the year ended December 31, 1998, cash provided by financing activities of $450.1 million was due primarily to the issuance of Common Stock to SOFTBANK in the net amount of $250 million during July 1998, the issuance of common stock as part of the broadcast.com July 1998 initial public offering in the net amount of $43.2 million, the issuance of Common Stock as part of the GeoCities August 1998 initial public offering in the amount of $84.3 million, the receipt of $25.0 million in connection with the sale of Mandatory Redeemable Convertible Preferred Stock, and the issuance of Common Stock pursuant to the exercise of stock options. For the year ended December 31, 1997, cash provided by financing activities of $53.5 million was due primarily to the receipt of $7.9 million in connection with the sale of Preferred Stock and the issuance of Common Stock pursuant to the exercise of stock options.

Year 2000 Update

    In order to reduce the risks of the Year 2000 compliance problem, Yahoo! established a Year 2000 Team which undertook a formal assessment of the impact of the Year 2000 problem. The formal process involved assessment of the following Yahoo! systems:

  •
  internal infrastructure systems;

  •
  hardware systems, including servers and systems used for date storage;

  •
  software systems, including applications, development tools and proprietary code;

  •
  infrastructure systems, including routers, hubs and networks;

  •
  facility systems, including general building functions, security, HVAC and related operations;

  •
  Yahoo! products, including Yahoo!'s Web site and related services; and

  •
  the systems of Yahoo! business partners, including content providers and ISPs.

    Yahoo! conducted its formal assessment of Year 2000 compliance by gathering information on each aspect of Yahoo!'s internal infrastructure, including all applications and hardware in use by Yahoo!,

reviewing each component or application for date usage, and examining date representations. Yahoo! has not experienced any significant Year 2000 issues associated with its systems.

    Yahoo! focused on identifying and resolving any Year 2000 issues existing within the Yahoo! Web site and Yahoo!'s related services. Since the beginning of 2000, Yahoo! was not aware of any significant Year 2000 issues directly related to a failure of its products to be Year 2000 ready.

    With respect to vendor-supplied items and services, Yahoo! conducted an extensive review of product compliance information on such items and services available online, in vendor literature and through trade group information resources, contacted its vendors for compliance information, and maintained documentation of assessments that have been performed by such vendors or outside sources. Since the beginning of 2000, Yahoo! has not been negatively affected by the Year 2000 issue associated with these suppliers.

    Yahoo! did not incur material costs in this formal assessment process, and currently does not believe that the cost of any additional actions will have a material effect on its results of operations or financial condition.

    The year 2000 is a leap year, and February 29, 2000 was a date frequently associated with the Year 2000 issue. In addition, some Year 2000 issues may not be discovered until well after January 1, 2000. As such, Yahoo! believes that risks associated with the Year 2000 issue may continue to exist after January 1, 2000. Yahoo! believes its most likely worst-case scenarios after January 1, 2000 will relate to undiscovered problems associated with its products, due to the inability to anticipate every possible Year 2000 problem, or due to problems associated with the interaction between Yahoo!'s products and its vendors' applications. A failure in Yahoo!'s products could result in claims against Yahoo! and could materially and adversely affect Yahoo!'s financial condition and results of operations. Finally, Yahoo! believes that it has taken steps to identify and address Year 2000 issues within its various readiness programs. However, if efforts to identify and address Year 2000 issues in Yahoo!'s internal infrastructure, product readiness, and vendor base were unsuccessful, including those issues associated with the leap year, Yahoo! may experience unanticipated problems that could materially and adversely affect its financial condition and results of operations.

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of
Yahoo! Inc.

    In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, stockholders' equity and cash flows present fairly, in all material respects, the financial position of Yahoo! Inc. and its subsidiaries at December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PRICEWATERHOUSECOOPERS LLP

San Jose, California

January 7, 2000, except as to the stock split described in Note 1 and Note 11, which are as of
March 9, 2000 and the pooling of interests with eGroups, Inc., which is as of August 31, 2000

Yahoo! Inc.

Consolidated Balance Sheets

(in thousands, except par value)

		December 31,
	June 30, 2000
		1999	1998
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$461,336	$277,136	$240,236
Short-term investments in marketable securities	604,840	638,508	341,822
Accounts receivable, net of allowance of $13,993 (unaudited), $11,397 and $5,947 in 2000, 1999 and 1998, respectively	69,295	56,454	34,116
Prepaid expenses and other current assets	26,651	19,368	10,867

Total current assets	1,162,122	991,466	627,041
Long-term investments in marketable securities	603,717	339,623	55,931
Property and equipment, net	86,382	60,798	31,147
Other assets	229,529	128,242	76,352

Total assets	$2,081,750	$1,520,129	$790,471

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$17,830	$14,341	$9,994
Accrued expenses and other current liabilities	131,446	89,682	46,218
Deferred revenue	125,792	90,790	39,797

Total current liabilities	275,068	194,813	96,009
Other liabilities	16,512	17,621	6,930
Minority interests in consolidated subsidiaries	28,043	3,790	1,248
Commitments and contingencies (Note 10)
Mandatory redeemable convertible preferred stock	52,173	52,173	9,923
Stockholders' equity:
Preferred Stock, $0.001 par value; 10,000 shares authorized; none issued or outstanding	—	—	—
Common Stock, $0.001 par value; 5,000,000 shares authorized; 551,097 (unaudited), 534,419 and 499,223 issued and outstanding in 2000, 1999 and 1998	567	549	510
Additional paid-in capital	1,555,014	1,148,354	747,824
Retained earnings (accumulated deficit)	92,634	(25,842)	(72,828)
Accumulated other comprehensive income	61,739	128,671	855

Total stockholders' equity	1,709,954	1,251,732	676,361

Total liabilities and stockholders' equity	$2,081,750	$1,520,129	$790,471

The accompanying notes are an integral part of these consolidated financial statements.

Yahoo! Inc.

Consolidated Statements of Operations

(in thousands, except per share amounts)

	Six Months Ended June 30,		Year Ended December 31,
	2000	1999	1999	1998	1997
	(unaudited)	(unaudited)
Net revenues	$503,757	$232,775	$591,786	$245,132	$84,108
Cost of revenues	75,245	46,393	102,646	52,200	19,882

Gross profit	428,512	186,382	489,140	192,932	64,226

Operating expenses:
Sales and marketing	186,806	93,275	223,980	125,017	58,467
Product development	54,078	29,494	72,368	34,104	16,699
General and administrative	35,797	18,160	42,441	24,662	12,877
Amortization of intangibles	8,817	6,662	13,815	2,628	—
Other—nonrecurring costs	415	66,362	88,043	21,234	25,095

Total operating expenses	285,913	213,953	440,647	207,645	113,138

Income (loss) from operations	142,599	(27,571)	48,493	(14,713)	(48,912)
Investment income, net	75,836	16,801	37,672	18,831	4,809
Minority interests in operations of consolidated subsidiaries	(4,028)	(1,164)	(2,542)	68	727

Income (loss) before income taxes	214,407	(11,934)	83,623	4,186	(43,376)
Provision (benefit) for income taxes	93,477	(10,908)	35,812	17,827	—

Net income (loss)	$120,930	$(1,026)	$47,811	$(13,641)	$(43,376)

Net income (loss) per share—basic	$0.22	$(0.00)	$0.09	$(0.03)	$(0.11)

Net income (loss) per share—diluted	$0.20	$(0.00)	$0.08	$(0.03)	$(0.11)

Shares used in per share calculation—basic	543,475	508,175	516,237	440,131	391,542

Shares used in per share calculation—diluted	615,111	508,175	599,558	440,131	391,542

The accompanying notes are an integral part of these consolidated financial statements.

Yahoo! Inc.

Consolidated Statements of Stockholders' Equity

(in thousands)

	Capital Stock
			Additional Paid-in Capital	Retained Earnings (Accumulated Deficit)	Accumulated Other Comprehensive Income (Loss)		Comprehensive Income (Loss)
	Shares	Amount				Total
Balance at December 31, 1996	372,616	$766	$123,904	$(14,206)	$(63)	$110,401
Comprehensive income (loss):
Net loss	—	—	—	(43,376)	—	(43,376)	$(43,376)
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustment							(380)

Other comprehensive income (loss)	—	—	—	—	(380)	(380)	(380)

Comprehensive income (loss)							$(43,756)

Accretion of Mandatory Redeemable Convertible Preferred Stock	—	—	(832)	—	—	(832)
Conversion of Convertible Preferred Stock to Mandatory Redeemable Convertible Preferred Stock	(2,400)	(396)	—	—	—	(396)
Sale of Common Stock, net of issuance costs	10,444	10	32,724	—	—	32,734
Issuance of Common Stock pursuant to employee stock plans, exercise of warrants and other	23,280	23	7,544	—	—	7,567
Issuance of Common Stock for acquisitions and investments	922	1	6,399	—	—	6,400
Issuance of Common Stock pursuant to Visa Group Agreement	5,596	6	21,044	—	—	21,050
Write-up of investment in Yahoo! Japan	—	—	1,700	—	—	1,700
Compensation expense and other on option grants and warrant issuances	—	—	2,373	—	—	2,373

Balance at December 31, 1997	410,458	410	194,856	(57,582)	(443)	137,241
Comprehensive income (loss):
Net loss	—	—	—	(13,641)	—	(13,641)	$(13,641)
Other comprehensive income, net of tax:
Net unrealized gains on securities							1,013
Foreign currency translation adjustment							285

Other comprehensive income	—	—	—	—	1,298	1,298	1,298

Comprehensive income (loss)							$(12,343)

Other comprehensive income (loss), net of tax:
Accretion of Mandatory Redeemable Convertible Preferred Stock	—	—	(1,396)	—	—	(1,396)
Conversion of Convertible Preferred Stock to Common Stock	29,180	29	34,400	—	—	34,429
Sale of Common Stock, net of issuance costs	29,570	30	385,283	—	—	385,313
Issuance of Common Stock pursuant to employee stock plans, exercise of warrants and other	24,511	35	32,116	—	—	32,151
Issuance of Common Stock for acquisitions and investments	5,504	6	77,136	—	—	77,142
Compensation and other expense on option grants and warrant issuances	—	—	2,174	—	—	2,174
Tax benefits from stock options	—	—	23,255	—	—	23,255
Other	—	—	—	(1,605)	—	(1,605)

Balance at December 31, 1998	499,223	$510	$747,824	$(72,828)	$855	$676,361

Comprehensive income:
Net income	—	$—	$—	$47,811	$—	$47,811	$47,811
Other comprehensive income, net of tax:
Net unrealized gains on securities							127,804
Foreign currency translation adjustment							12

Other comprehensive income	—	—	—	—	127,816	127,816	127,816

Comprehensive income							$175,627
Accretion of Mandatory Redeemable Convertible Preferred Stock	—	—	(341)	—	—	(341)
Issuance of Common Stock pursuant to employee stock plans, exercise of warrants and other	34,816	38	237,617	—	—	237,655
Issuance of Common Stock for acquisitions and investment	380	1	31,901	—	—	31,902
Compensation expense on option grants	—	—	12,276	—	—	12,276
Tax benefits from stock options	—	—	118,252	—	—	118,252
Other	—	—	825	(825)	—	—

Balance at December 31, 1999	534,419	549	1,148,354	(25,842)	128,671	1,251,732
Comprehensive income (loss):
Net income (unaudited)	—	—	—	120,930	—	120,930	$120,930
Other comprehensive income (loss), net of tax:
Net unrealized gains (losses) on securities (unaudited)							(66,452)
Foreign currency translation adjustment (unaudited)							(480)

Other comprehensive income (loss) (unaudited)	—	—	—	—	(66,932)	(66,932)	(66,932)

Comprehensive income (unaudited)							$53,998

Issuance of Common Stock pursuant to employee stock plans and exercise of warrants (unaudited)	15,206	17	211,028	—	—	211,045
Compensation expense on option grants (unaudited)	—	—	5,642	—	—	5,642
Issuance of Common Stock for acquisitions (unaudited)	1,472	1	149,465	—	—	149,466
Tax benefits from stock options (unaudited)	—	—	40,525	—	—	40,525
Other (unaudited)	—	—	—	(2,454)	—	(2,454)

Balance at June 30, 2000 (unaudited)	551,097	$567	$1,555,014	$92,634	$61,739	$1,709,954

The accompanying notes are an integral part of these consolidated financial statements.

Yahoo! Inc.

Consolidated Statements of Cash Flows

(in thousands)

	Six Months Ended June 30,		Year Ended December 31,
	2000	1999	1999	1998	1997
	(unaudited)	(unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$120,930	$(1,026)	$47,811	$(13,641)	$(43,376)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	30,515	20,449	42,661	16,484	4,644
Tax benefits from stock options	84,816	(1,668)	32,202	17,827	—
Non-cash gain from exchange of investments	(40,656)	—	—	—	—
Minority interests in operations of consolidated subsidiaries	4,028	1,164	2,542	(68)	(727)
Purchased in-process research and development	—	9,775	10,975	17,600	—
Other non-cash charges	12,192	2,903	10,389	2,544	23,041
Changes in assets and liabilities:
Accounts receivable, net	(12,776)	(6,814)	(22,274)	(19,623)	(8,524)
Prepaid expenses and other assets	(20,485)	(15,645)	(22,627)	2,298	(7,239)
Accounts payable	3,492	(2,166)	2,576	1,149	4,700
Accrued expenses and other current liabilities	40,285	13,911	51,096	22,686	9,347
Deferred revenue	35,001	25,513	49,145	34,126	3,395

Net cash provided by (used in) operating activities	257,342	46,396	204,496	81,382	(14,739)

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property and equipment	(43,047)	(20,890)	(52,426)	(23,015)	(10,824)
Purchases of marketable securities	(641,674)	(386,705)	(998,309)	(511,526)	(58,753)
Proceeds from sales and maturities of marketable securities	439,963	327,392	644,057	159,850	86,678
Acquisitions and other investments	(32,245)	(34,917)	(44,817)	(9,008)	(2,294)

Net cash provided by (used in) investing activities	(277,003)	(115,120)	(451,495)	(383,699)	14,807

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of Capital Stock, net	201,340	61,770	281,055	452,337	52,009
Other	3,000	(698)	3,092	(2,176)	1,498

Net cash provided by financing activities	204,340	61,072	284,147	450,161	53,507

Effect of exchange rate changes on cash and cash equivalents	(479)	(40)	(248)	285	(380)

Net change in cash and cash equivalents	184,200	(7,692)	36,900	148,129	53,195
Cash and cash equivalents at beginning of period	277,136	240,236	240,236	92,107	38,912

Cash and cash equivalents at end of period	$461,336	$232,544	$277,136	$240,236	$92,107

The accompanying notes are an integral part of these consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1  THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    The Company.  Yahoo! Inc. ("Yahoo!" or the "Company") is a global Internet communications, commerce, and media company that offers a comprehensive branded network of services to millions of worldwide users daily. The Company was incorporated in California on March 5, 1995 and commenced operations on that date. On May 18, 1999, the Company reincorporated in Delaware and changed the par value of its Common Stock to $0.001. The consolidated financial statements and notes thereto for all periods presented have been adjusted to reflect the reincorporation.

    The Company consummated the acquisition of eGroups, Inc. ("eGroups") in August 2000 as well as various other acquisitions during 2000, 1999, 1998, and 1997, that were accounted for as poolings of interests. The consolidated financial statements for the six months ended June 30, 2000 and 1999 and the three years ended December 31, 1999 and the accompanying notes reflect the Company's financial position and the results of operations as if the acquired entities were wholly-owned subsidiaries of the Company since inception.

    Components of the consolidated results of operations of Yahoo! and the acquired companies, prior to their acquisitions by Yahoo!, are as follows (in thousands):

	Six Months Ended June 30,		Year Ended December 31,
	2000	1999	1999	1998	1997
	(unaudited)
Net revenues:
Yahoo!	$498,500	$193,929	$543,732	$198,981	$65,340
broadcast.com	—	22,390	28,748	17,392	6,776
GeoCities	—	12,984	12,984	18,227	4,462
eGroups	5,257	328	3,178	32	—
Others	—	3,144	3,144	10,500	7,530

	$503,757	$232,775	$591,786	$245,132	$84,108

Net income (loss):
Yahoo!	$143,310	$26,021	$86,766	$30,216	$(19,973)
broadcast.com	—	(6,472)	(7,617)	(14,290)	(6,474)
GeoCities	—	(17,249)	(17,249)	(19,759)	(8,903)
eGroups	(22,380)	(2,559)	(13,322)	(967)	—
Others	—	(767)	(767)	(8,841)	(8,026)

	$120,930	$(1,026)	$47,811	$(13,641)	$(43,376)

    Stock Split.  During January 2000, the Company's Board of Directors approved a two-for-one Common Stock split which was effective on February 14, 2000. Stockholders' equity has been restated to give retroactive recognition to the stock split for all periods presented by reclassifying from additional paid-in capital to common stock the par value of additional shares issued as a result of the split. In addition, all references to the number of shares, per share amounts, stock option data, and market prices in the consolidated financial statements and notes thereto for all periods presented have been restated to reflect the stock split.

    Principles of Consolidation.  The consolidated financial statements include the accounts of Yahoo! and its majority-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated. The equity and net income or loss attributable to the minority stockholder interests which related to the Company's subsidiaries, are shown separately in the consolidated balance sheets and consolidated statements of operations, respectively. Investments in entities in which the Company can exercise significant influence, but less than majority owned and not otherwise controlled by the Company, are accounted for under the equity method.

    Reclassifications.  Certain prior years' balances have been reclassified to conform to the current year's presentation.

    Revenue Recognition.  The Company's revenues are derived principally from the sale of banner and sponsorship advertisements. To date, the duration of the Company's banner advertising commitments has ranged from one week to two years. Sponsorship advertising contracts have longer terms (ranging from three months to three years) than standard banner advertising contracts and also involve more integration with Yahoo! services, such as the placement of buttons that provide users with direct links to the advertiser's Web site. Advertising revenues on both banner and sponsorship contracts are recognized as "impressions", or times that an advertisement appears in pages viewed by users of the Company's online properties, are delivered. Furthermore, advertising revenue is recognized provided that no significant Company obligations remain at the end of a period and collection of the resulting receivable is probable. Company obligations typically include guarantees of minimum number of impressions; to the extent minimum guaranteed impressions are not met, the Company defers recognition of the corresponding revenues until the remaining guaranteed impression levels are achieved.

    The Company also earns revenue from business services, electronic commerce transactions, and barter transactions. Business services revenues include fees for broadcasting live and on-demand events as well as hosting services and membership programs and are recognized in the month in which the service is performed, provided that no significant Company obligations remain and collection of the resulting receivable is probable. Revenues from electronic commerce transactions are recognized by the Company upon notification from the advertiser of revenues earned by Yahoo!. Revenues from barter transactions are recognized during the period in which the advertisements are displayed in Yahoo! properties. Barter transactions are recorded at the fair value of the goods or services provided or received, whichever is more readily determinable in the circumstances. In determining the value of the goods or services provided, the Company uses historical pricing of comparable cash transactions. To date, revenues from electronic commerce transactions, barter transactions, and business services have each been less than 10% of net revenues. No one customer accounted for 10% or more of net revenues during 1999, 1998, and 1997.

    Deferred revenue is primarily comprised of billings in excess of recognized revenue relating to advertising contracts and payments received pursuant to sponsorship advertising contracts in advance of revenue recognition.

    Product Development.  Product development costs consist primarily of payroll and related expenses incurred for enhancements to and maintenance of the Company's Web site, classification and organization of listings within Yahoo! properties, research and development expenses, amortization of capitalized Web site development costs, and other operating costs.

    Internal Use Software Costs.  Effective January 1, 1999, the Company adopted Statement of Position 98-1 ("SOP 98-1"), "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." In accordance with SOP 98-1, the Company has capitalized certain internal use software and Web site development costs totaling $3.2 million during the year ended December 31,

1999. The estimated useful life of costs capitalized is evaluated for each specific project and ranges from one to two years. During the year ended December 31, 1999, the amortization of capitalized costs totaled $0.7 million.

    Advertising Costs.  Advertising production costs are recorded as expense the first time an advertisement appears. All other advertising costs are expensed as incurred. Advertising expense totaled approximately $79.7 million, $39.3 million, and $14.1 million for 1999, 1998, and 1997, respectively.

    Benefit Plan.  The Company maintains a 401(k) Profit Sharing Plan (the "Plan") for its full-time employees. Each participant in the Plan may elect to contribute from 1% to 17% of his or her annual compensation to the Plan. The Company matches employee contributions at a rate of 25%. Employee contributions are fully vested, whereas vesting in matching Company contributions occurs at a rate of 33.3% per year of employment. During 1999, 1998, and 1997, the Company's contributions amounted to $1.5 million, $0.6 million, and $0.3 million, respectively.

    Cash and Cash Equivalents, Short and Long-Term Investments.  The Company invests its excess cash in debt instruments of the U.S. Government and its agencies, and in high-quality corporate issuers. All highly liquid instruments with an original maturity of three months or less are considered cash equivalents, those with original maturities greater than three months and current maturities less than twelve months from the balance sheet date are considered short-term investments, and those with maturities greater than twelve months from the balance sheet date are considered long-term investments.

    The Company's marketable securities are classified as available-for-sale and are reported at fair value, with unrealized gains and losses, net of tax, recorded in stockholders' equity. Realized gains or losses and permanent declines in value, if any, on available-for-sale securities are reported in other income or expensed as incurred. At December 31, 1999 and 1998, the Company recorded net unrealized gains on its marketable debt and equity securities, net of income tax, of approximately $129.1 million and $1.0 million, respectively.

    The Company also invests in equity instruments of privately-held companies for business and strategic purposes. These investments are included in other long-term assets and are accounted for under the cost method when ownership is less than 20% and the Company does not have the ability to exercise significant influence over operations. For these investments in privately-held companies, the Company's policy is to regularly review the assumptions underlying the operating performance and cash flow forecasts in assessing the carrying values. The Company identifies and records impairment losses when events and circumstances indicate that such assets might be impaired. To date, no such impairment has been recorded. Since the Company's initial investment, certain of these investments in privately-held companies have become marketable securities upon the investees completing initial public offerings. Such investments, most of which are in the Internet industry, are subject to significant fluctuations in fair market value due to the volatility of the stock market, and are recorded as long-term investments.

    Concentration of Credit Risk.  Financial instruments that potentially subject the Company to significant concentration of credit risk consist primarily of cash, cash equivalents, short and long-term investments, and accounts receivable. Substantially all of the Company's cash, cash equivalents, short and long-term investments are managed by five financial institutions. Accounts receivable are typically unsecured and are derived from revenues earned from customers primarily located in the United

States. The Company performs ongoing credit evaluations of its customers and maintains reserves for potential credit losses; historically, such losses have been within management's expectations. As of December 31, 1999 and 1998, no one customer accounted for 10% or more of the accounts receivable balance.

    Depreciation and Amortization.  Property and equipment, including leasehold improvements, are stated at cost and depreciated using the straight-line method over the estimated useful lives of the assets, generally two to five years. Goodwill and other intangible assets are included in other assets and are carried at cost less accumulated amortization, which is being provided on a straight-line basis over the economic lives of the respective assets, generally three to ten years. The Company periodically evaluates the recoverability of its long-lived assets based on expected undiscounted cash flows and recognizes impairments, if any, based on expected discounted future cash flows.

    Income Taxes.  Income taxes are computed using the asset and liability method. Under the asset and liability method, deferred income tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities and are measured using the currently enacted tax rates and laws. A valuation allowance is provided for the amount of deferred tax assets that, based on available evidence, are not expected to be realized.

    Stock-Based Compensation.  The Company accounts for stock-based employee compensation arrangements in accordance with the provisions of Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees," and complies with the disclosure provisions of Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation." Under APB No. 25, compensation cost is recognized over the vesting period based on the difference, if any, on the date of grant between the fair value of the Company's stock and the amount an employee must pay to acquire the stock.

    Foreign Currency.  The functional currency of the Company's international subsidiaries is the local currency. The financial statements of these subsidiaries are translated to United States dollars using year-end rates of exchange for assets and liabilities, and average rates of exchange for the year for revenues, costs, and expenses. Translation gains (losses) are deferred and accumulated in accumulated other comprehensive income as a component of stockholders' equity. Net gains and losses resulting from foreign exchange transactions are included in the consolidated statements of operations and were not significant during the periods presented.

    Basic and Diluted Net Income (Loss) per Share.  Basic net income (loss) per share is computed using the weighted average number of common shares outstanding during the period. Diluted net income (loss) per share is computed using the weighted average number of common and, if dilutive, common equivalent shares outstanding during the period. Common equivalent shares consist of the incremental common shares issuable upon conversion of the convertible preferred stock (using the if-converted method) and shares issuable upon the exercise of stock options and warrants (using the treasury stock method). For the six month period ended June 30, 1999 (unaudited) and the two years ended December 31, 1998 and 1997, options to purchase approximately 87.8 million, 130.5 million and 105.0 million shares, respectively, were outstanding but were not included in the computation because they are antidilutive. For the six month period ended June 30, 2000, common equivalent shares approximated 71.6 million shares (unaudited). For the year ended December 31, 1999, common equivalent shares approximated 83.3 million shares and related to shares issuable upon the exercise of stock options. Net income (loss) for the years ended December 31, 1999, 1998 and 1997 was adjusted to reflect accretion related to the mandatory redeemable convertible preferred stock in the amount of $0.3 million, $1.4 million and $0.8 million, respectively, in computing basic and diluted net loss per share.

    Use of Estimates.  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

    Comprehensive Income.  Comprehensive income, as defined, includes all changes in equity (net assets) during a period from non-owner sources. Accumulated other comprehensive income, as presented on the accompanying consolidated balance sheets, consists of the net unrealized gains on available-for-sale securities, net of tax, and the cumulative translation adjustment.

    Recent Accounting Pronouncements.  In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS 133 establishes methods of accounting for derivative financial instruments and hedging activities related to those instruments as well as other hedging activities, and is effective for fiscal years beginning after June 15, 2000, as amended by SFAS No. 137. The Company believes the adoption of this pronouncement will have no material impact on the Company's financial position and results of operations.

    In December 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin No. 101 ("SAB 101"), "Revenue Recognition in Financial Statements." SAB 101 summarizes certain of the SEC's views in applying generally accepted accounting principles to revenue recognition in financial statements. In June 2000, the SEC issued SAB No. 101B to defer the effective date of implementation of SAB No. 101 until the fourth quarter of fiscal 2000. The Company does not expect the adoption of SAB 101 to have a material effect on its financial position or results of operations.

    Unaudited Interim Results.  The accompanying consolidated interim financial statements as of June 30, 2000 and for the six months ended June 30, 2000 and 1999 are unaudited. In the opinion of management, the unaudited consolidated interim financial statements have been prepared on the same basis as the annual consolidated financial statements and reflect all adjustments, which include only normal recurring adjustments, necessary for the fair statement of the results of these periods. The data and other information disclosed in the notes to the consolidated financial statements related to these periods are unaudited. The results for the six months ended June 30, 2000 are not necessarily indiciative of the results to be expected for the year.

Note 2  BALANCE SHEET COMPONENTS (IN THOUSANDS)

	December 31,
	1999	1998
Property and equipment:
Computers and equipment	$63,857	$35,651
Furniture and fixtures	16,062	6,543
Leasehold improvements	13,423	5,116

	93,342	47,310
Less: accumulated depreciation	(32,544)	(16,163)

	$60,798	$31,147

Other assets:
Intangible assets	$78,095	$66,063
Investments in privately-held companies	20,750	5,445
Other	29,397	4,844

	$128,242	$76,352

Accrued expenses and other current liabilities:
Accrued compensation and related expenses	$28,802	$13,274
Accrued content, connect, and other costs	15,869	10,276
Accrued sales and marketing related expenses	17,645	6,875
Accrued professional service expenses	6,869	5,973
Accrued acquisition costs	5,212	1,129
Accrued income taxes payable	4,757	2,109
Other	10,528	6,582

	$89,682	$46,218

Note 3  INVESTMENTS

    The following tables summarize the Company's investments in available-for-sale securities (in thousands):

	December 31, 1999
	Gross Amortized Costs	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
U.S. Government and agencies	$691,490	$—	$(1,972)	$689,518
Municipal bonds	26,714	—	(76)	26,638
Corporate debt securities	9,284	—	(26)	9,258
Corporate equity securities	33,760	218,924	(1,717)	250,967
Other	1,756	—	(6)	1,750

	$763,004	$218,924	$(3,797)	$978,131

	December 31, 1998
	Gross Amortized Costs	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
U.S. Government and agencies	$352,531	$611	$—	$353,142
Municipal bonds	12,893	81	—	12,974
Corporate debt securities	26,701	26	—	26,727
Corporate equity securities	1,000	910	—	1,910
Other	3,020	—	(20)	3,000

	$396,145	$1,628	$(20)	$397,753

    The contractual maturities of available-for-sale debt securities are as follows (in thousands):

	December 31,
	1999	1998
Due within one year	$638,508	$341,822
Due after one year through two years	88,656	54,021

	$727,164	$395,843

Note 4  RELATED PARTY TRANSACTIONS

    During 1999, 1998, and 1997, the Company recognized net revenues of approximately $6.8 million, $2.9 million, and $2.7 million, respectively, on advertising contracts and publication, development, and licensing arrangements with SOFTBANK, a holder of approximately 23% of the Company's Common Stock as of December 31, 1999, and its consolidated affiliates. Prices on these contracts were comparable to those given to other similarly situated customers of the Company.

Note 5  ACQUISITIONS

    As of December 31, 1999, the Company had completed sixteen acquisitions since its inception. The following table summarizes the acquisitions completed through December 31, 1999 that were accounted for as poolings of interests (shares issued in thousands):

Company	Acquisition Date	Shares Issued
Four11 Corporation	October 20, 1997	12,046
WebCal Corporation	July 17, 1998	1,084
Yoyodyne Entertainment, Inc.	October 20, 1998	1,019
SimpleNet*	November 30, 1998	1,269
Net Roadshow, Inc.*	March 15, 1999	1,435
Encompass, Inc.	May 26, 1999	1,390
GeoCities	May 28, 1999	43,281
Online Anywhere	May 28, 1999	906
broadcast.com inc.	July 20, 1999	57,294

*
Acquisitions completed by broadcast.com prior to the Company's acquisition of broadcast.com.

    For the year ended December 31, 1999, nonrecurring charges related to acquisition costs totaled $76.6 million and included investment banking, financial and legal advisory services, severance and contract termination costs related to the mergers. These costs were primarily attributable to the GeoCities and broadcast.com acquisition costs of $55.0 million and $20.0 million, respectively. For 1998 and 1997, nonrecurring charges related to acquisition costs were $3.6 million and $3.9 million, respectively. As of December 31, 1999, $5.1 million of accrued acquisition costs were included in accrued expenses and other current liabilities. These accrued amounts consist of contract termination and severance costs and will be paid during the year ending December 31, 2000.

    The Company's consolidated financial statements for the six months ended June 30, 2000 and 1999 (unaudited) and three years ended December 31, 1999 reflect the Company's financial position and results of operations as if the above acquired entities and eGroups, which was acquired on August 31, 2000 (see Note 11), accounted for as poolings of interests, were wholly-owned subsidiaries of the Company since inception, with the exception of WebCal, whose historical operations were not material to the Company's financial position, results of operations, or cash flows.

    The following table summarizes the acquisitions completed through December 31, 1999 that were accounted for under the purchase method of accounting (purchase price in millions):

Company	Acquisition Date	Purchase Price
Viaweb Inc.	June 10, 1998	$48.6
Starseed, Inc.**	December 4, 1998	24.8
HyperParallel, Inc.	December 17, 1998	8.1
Log-Me-On.Com LLC	January 15, 1999	9.9
Yahoo! Canada	March 1, 1999	18.0
Futuretouch Corporation**	March 23, 1999	6.2
Innovative Systems Services Group, Inc.	November 22, 1999	$14.1

**
Acquisitions completed by GeoCities prior to the Company's acquisition of GeoCities.

    Under the purchase method of accounting, the purchase price was allocated to the assets acquired and liabilities assumed based on their estimated fair values at the acquisition date.

    The results of operations for entities acquired in 1999 and accounted for under the purchase method were not material to the Company. The results of operations of these acquired entities are included with those of the Company for periods subsequent to the acquisition date.

    Viaweb was a provider of software and services for hosting online stores. In connection with the acquisition of Viaweb and pursuant to discussions with the Staff of the Securities and Exchange Commission (the "Staff"), approximately $15 million of the purchase price was assigned to in-process research and development and expensed upon the consummation of the acquisition. Various factors were considered in discussions with the Staff in determining the amount of the purchase price to be allocated to in-process research and development such as, estimating the stage of development of each in-process research and development project at the date of acquisition, estimating cash flows resulting from the expected revenues generated from such projects and discounting the net cash flows, in addition to other assumptions. The remaining identified intangibles, including the value of purchased technology and other intangibles, are being amortized on a straight-line basis over three and seven years, respectively.

    In addition, other factors were considered in discussions with the Staff in determining the value assigned to purchased in-process technology such as research projects in areas supporting the online store technology (including significant enhancement to the ability of the product to support multiple users and multiple servers), developing functionality to support the ability to process credit card orders, and enhancing the product's user interface by developing functionality that would allow the product to be used outside of the United States.

    Starseed was a developer of technology that enabled the linking of topically related Web sites. Approximately $1.2 million of the purchase price was allocated to purchased technology which is being amortized on a straight-line basis over one year and approximately $24.0 million was allocated to goodwill which is being amortized on a straight-line basis over three years.

    HyperParallel specialized in data analysis. Approximately $2.3 million of the total purchase price was allocated to in-process research and development. This amount was developed by estimating the stage of development of each in-process research and development project at the date of the acquisition, estimating incremental cash flows generated from such projects, and discounting the net cash flows back to their present value using a discount rate of 35%, which represents a premium to the Company's cost of capital to take into account the uncertainty surrounding the successful development of the purchased in-process technology. The projections were based on management's estimates of market size and growth, expected trends in advertising and technology, expected research and development and selling and general administrative expenditures, and the expected timing of new product introductions. Approximately $1.2 million of the total purchase price was allocated to existing technology, which is being amortized over 3 years. The value of the existing technology was developed based on similar assumptions using a discount rate of 25%. The projections used in developing the values should not be considered an accurate predictor of future performance for several reasons, including the consideration of many factors outside the control of the Company. The remaining purchase price of approximately $4.6 million was allocated to goodwill, which is being amortized over 7 years. Tangible assets acquired and liabilities assumed were not material to the Company's financial statements.

    Log-Me-On, founded in 1998, was a development stage entity with limited operations, no revenues, and four developers. As of the acquisition date, the Company's efforts had been focused solely on developing a browser technology that was approximately 30% complete and there was no other technology developed or in process at such date. Approximately $9.8 million of the purchase price was allocated to in-process research and development. This in-process research and development had not reached technological feasibility and had no alternative future use. Additional development subsequent to the acquisition date principally relates to development of browser and toolbar technology that would allow users into Yahoo! sites without typing URLs or retrieving bookmarks, creation of the user interface, development of customization screens and procedures, and establishment of data links. The Company expects the development of this technology to be completed in the third quarter of 2000. Future research and development costs are not expected to be material to Yahoo!'s financial position or results of operations. In addition, if this technology is not successfully developed, Yahoo!'s revenues and profitability would not be materially adversely affected. The remaining purchase price of approximately $100,000 was allocated to the work force in place and is being amortized over the employment contract period. Tangible assets acquired and liabilities assumed were not material to the Company's financial statements.

    In February 1996, the Company and Rogers Media Inc. ("Rogers") signed the Yahoo! Canada Affiliation Agreement whereby Yahoo! licensed certain intellectual property and development rights to Rogers, which Rogers utilized to operate Yahoo! Canada. On March 1, 1999, this agreement was terminated, as were all licenses and other rights and obligations granted under the agreement. As part of this agreement, Yahoo! acquired the Yahoo! Canada business including the URL, www.yahoo.ca.com, and existing advertising relationships from Rogers. Total consideration was $9 million in cash and the issuance of a note payable for $9 million, which was settled in April 1999. The Company recorded an intangible asset of approximately $18 million, which is being amortized over 10 years.

    In connection with the acquisition of ISSG, approximately $1.2 million of the purchase price was allocated to in-process research and development. This in-process research and development had not reached technological feasibility and had no alternative future use. Additional development subsequent to the acquisition date principally relates to the development and further adaptation of the technology to enhance the Company's overall communications strategy. Future research and development costs are not expected to be material to Yahoo!'s financial position or results of operations. In addition, if this technology is not successfully developed, Yahoo!'s revenues and profitability would not be materially adversely affected. Of the remaining purchase price, $12.1 million was allocated to goodwill and other intangible assets and is being amortized on a straight-line basis over five years while $0.8 million was allocated to tangible assets acquired and liabilities assumed.

Note 6  JOINT VENTURES

    Yahoo! Japan.  During April 1996, the Company signed a joint venture agreement with SOFTBANK whereby Yahoo! Japan Corporation ("Yahoo! Japan") was formed to establish and manage in Japan a Japanese version of the Yahoo! Internet Guide, develop related Japanese online navigational services, and conduct other related business. The Company's ownership interest in the joint venture upon inception was 40%. During November 1997, Yahoo! Japan completed its initial public offering raising total proceeds of approximately $5.5 million. Accordingly, the Company increased its investment by $1.7 million, recorded as additional paid-in capital, to reflect the increase in the Company's share of Yahoo! Japan's net assets. During March 1999, Yahoo! Japan completed a secondary public offering and the Company invested an additional $5.9 million in Yahoo! Japan common stock in order to maintain its 34% ownership. The investment is being accounted for using the equity method and the Company's share of net income, to date, has not been significant. As of December 31, 1999, the carrying value of the investment was $10.6 million and is recorded in other assets. The fair value of the Company's 34% ownership in Yahoo! Japan, based on the quoted trading price, was approximately $8.4 billion at December 31, 1999.

    GeoCities Japan.  During November 1997, the Company and SOFTBANK formed a joint venture called GeoCities Japan Corporation ("GeoCities Japan") to create and manage a Japanese version of the GeoCities Web site. In accordance with the joint venture agreement, the Company purchased 40% of GeoCities Japan for approximately $645,000 and licensed certain intellectual properties for the purpose of localizing the Japanese version of GeoCities to GeoCities Japan. The joint venture agreement remains in effect perpetually, provided that, if as of April 1, 2001, or any April 1 thereafter; (i) GeoCities Japan has sustained net losses for the four consecutive fiscal quarters, and (ii) the Company and SOFTBANK differ with respect to the future business plan of GeoCities Japan, then each party shall have the right to terminate the Joint Venture with 90-days notice. The investment is being accounted for using the equity method and the Company's share of net loss, to date, has been immaterial. See Note 11.

    Broadcast.com Japan.  During January 1999, the Company and SOFTBANK formed a joint venture called broadcast.com japan k.k. ("broadcast.com japan") to aggregate and broadcast Japanese language-based audio and video programming to Internet users and sell the Company's Internet and intranet broadcasting services to business customers in Japan. In accordance with the joint venture agreement, the Company purchased 40% of broadcast.com japan for approximately $2.0 million and licensed certain intellectual properties for the purpose of localizing the Japanese version of broadcast.com to broadcast.com japan. During December 1999, the Company invested an additional $13.3 million in broadcast.com japan in order to maintain its 40% ownership. The investment is being accounted for using the equity method and the Company's share of net loss, to date, has been immaterial. See Note 11.

    eGroups, KK.  eGroups, KK was incorporated in January 1999 as a wholly-owned subsidiary of eGroups to provide an email group communication platform on the Internet. In April 2000, approximately 10% of eGroups, KK was sold to investors for approximately $1.8 million. The Company has a majority share of approximately 90% in eGroups, KK, and therefore, has consolidated its financial results, which to date has been immaterial.

    Yahoo! Europe.  On November 1, 1996, the Company signed a joint venture agreement with a subsidiary of SOFTBANK whereby separate companies were formed in Germany, the United Kingdom, and France ("Yahoo! Europe") to establish and manage versions of the Yahoo! Internet Guide for those countries, develop related online navigational services, and conduct other related business. The parties have invested a total of $6.0 million in proportion to their respective equity interests as of December 31, 1999. The Company has a majority share of approximately 70% in each of the Yahoo! Europe entities, and therefore, has consolidated their financial results. During 1999, Yahoo! Europe generated income from operations of $7.3 million while during 1998 and 1997, Yahoo! Europe incurred losses from operations of $0.4 million and $1.8 million, respectively. SOFTBANK's interest in the net assets of Yahoo! Europe as of December 31, 1999 and 1998, as represented by the minority interest on the balance sheet, was $3.1 million and $0.9 million, respectively.

    Yahoo! Korea.  During August 1997, the Company signed a joint venture agreement with SOFTBANK and other SOFTBANK affiliates whereby Yahoo! Korea was formed to develop and operate a Korean version of the Yahoo! Internet Guide, develop related Korean online navigational services, and conduct other related business. The parties have invested a total of $1.0 million in proportion to their respective equity interests. The Company has a majority share of approximately 60% in the joint venture, and therefore, has consolidated the financial results, which have been insignificant to date. SOFTBANK's interest in the net assets of Yahoo! Korea as of December 31, 1999 and 1998, as represented by the minority interest on the balance sheet, was $0.7 million and $0.4 million, respectively. See Note 11.

    Yahoo! Marketplace.  During August 1996, Yahoo! entered into agreements with Visa International Service Association ("VISA") and another party (together, the "Visa Group") to establish a limited liability company, Yahoo! Marketplace L.L.C., to develop and operate a navigational service focused on information and resources for the purchase of consumer products and services over the Internet. During May 1997, Yahoo! received a letter from VISA formally expressing its concerns with respect to breach of contract, Yahoo! support obligations, and exclusivity. Yahoo! signed a settlement agreement with the Visa Group in July 1997, prior to the completion of significant business activities and public launch of the property. In connection with this settlement, Yahoo! issued 5,595,848 shares of Yahoo! Common Stock to the Visa Group, for which Yahoo! recorded a one-time, non-cash, pre-tax charge of $21.2 million in the second quarter ended June 30, 1997.

Note 7  STOCKHOLDERS' EQUITY

    Common Stock.  On July 14, 1998, the Company received proceeds of $250 million in exchange for 10,907,520 newly issued shares of Common Stock through a private placement with SOFTBANK. The shares purchased by SOFTBANK are subject to a pre-existing agreement, entered into in 1996, that prohibits SOFTBANK from purchasing additional shares of the Company's capital stock if such purchase would result in SOFTBANK owning more than 35% of the Company's capital stock (assuming the exercise of all outstanding options and warrants to purchase capital stock).

    Prior to their acquisitions by Yahoo!, GeoCities and broadcast.com completed initial public offerings and private placements selling the equivalent of 15,696,000 and 8,778,000 shares of Yahoo! Common Stock in 1998 and 1997 for total net proceeds of $127.5 million and $25.7 million, respectively

    Mandatory Redeemable Convertible Preferred Stock.  Prior to the merger with Yahoo!, GeoCities had six series of mandatory redeemable convertible preferred stock outstanding. Redemption, at the option of the holder, could be elected beginning on January 1, 2000 at an amount equal to the original issue price plus seven percent per annum. The Company has recorded accretion on this preferred stock through the date of the GeoCities initial public offering at which time the preferred stock converted to common stock.

    Prior to the merger with the Company, eGroups had five series of mandatory redeemable convertible preferred stock outstanding. The series C preferred stock required eGroups to redeem a number of shares of series C preferred stock on each of December 31, 2003, 2004 and 2005 equal to one-third of the number of shares of preferred stock held by such holder as of the first such date. The Company has recorded accretion on this preferred stock through December 1999 at which time this specific redemption feature was waived. However, in the event of any liquidation, including a change in control as defined in the agreement, holders of the eGroups' preferred stock are entitled to receive an amount per share equal to the issuance price, plus all declared but unpaid dividends. Therefore, the preferred stock has been classified as mandatory redeemable convertible preferred stock. See Note 11.

    Stock Option Plans.  Pursuant to the consummation of various acquisitions, the Company has assumed fourteen stock option plans. These assumed stock option plans along with the Company's 1995 Stock Option Plan are collectively referred to as "the Plans". As of December 31, 1999, the Company had sixteen stock-based compensation plans.

    The Plans allow for the issuance of incentive stock options, non-qualified stock options, and stock purchase rights to purchase a maximum of 275 million shares of the Company's Common Stock. Under the Plans, incentive stock options may be granted to employees, directors, and officers of the Company and non-qualified stock options and stock purchase rights may be granted to consultants, employees, directors, and officers of the Company. Options granted under the Plans are for periods not to exceed ten years, and must be issued at prices not less than 100% and 85%, for incentive and nonqualified stock options, respectively, of the fair market value of the stock on the date of grant as determined by the Board of Directors. Options granted to stockholders who own greater than 10% of the outstanding stock are for periods not to exceed five years and must be issued at prices not less than 110% of the fair market value of the stock on the date of grant as determined by the Board of Directors. Options granted under the Plans generally vest 25% after the first year of service and ratably each month over the remaining thirty-six month period.

    The 1996 Directors' Stock Option Plan (the "Directors' Plan") provides for the issuance of up to 2.4 million non-statutory stock options to non-employee directors of the Company. Each person who becomes a non-employee director of the Company will automatically be granted a non-statutory option (the "First Option") to purchase shares of Common Stock upon the date on which such person first becomes a director. Thereafter, each director of the Company will be granted an annual option (the "Annual Option") to purchase shares of Common Stock. Options under the Directors' Plan will be granted at the fair market value of the stock on the date of grant as determined by the Board of Directors and will vest in equal monthly installments over four years, in the case of the First Option, or at the end of four years in the case of the Annual Option. Options granted under the Directors' Plan are for periods not to exceed 10 years.

    Activity under the Company's stock option plans is summarized as follows (in thousands, except per share amounts):

	Available for Grant	Options Outstanding	Weighted Average Price per Share
Balance at December 31, 1996	45,808	79,518	$0.48
Additional shares reserved	55,178	—	—
Options granted	(46,403)	46,403	3.98
Options exercised	—	(19,374)	0.27
Options canceled	1,591	(1,591)	0.96

Balance at December 31, 1997	56,174	104,956	2.05
Additional shares reserved	17,042	—	—
Options granted	(53,473)	53,473	22.86
Options exercised	—	(22,744)	1.37
Options canceled	6,411	(6,411)	5.40

Balance at December 31, 1998	26,154	129,274	10.60
Additional shares authorized	389	—	—
Additional shares reserved	79,866	—	—
Options granted	(38,040)	38,040	80.76
Options exercised	—	(33,732)	6.91
Options canceled	8,724	(8,792)	11.09
Options forfeited	(7,340)	—	—

Balance at December 31, 1999	69,753	124,790	$32.40

    For the year ended December 31, 1999, the options forfeited totaling 7.3 million shares represent stock options granted to former employees from various entities that were acquired by the Company. Prior to their respective acquisition date, these acquired entities had granted options to their employees from their respective stock option plans. As employees terminated their employment subsequent to the respective acquisitions, the employees' outstanding stock options were canceled, and simultaneously forfeited, since these options are no longer available for grant.

    The following table summarizes information concerning outstanding and exercisable options as of December 31, 1999 (in thousands, except per share amounts):

Range of Exercise Price	Number Outstanding	Average Remaining Contractual Life (in years)	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
Less than $0.01	12,009	5.6	$0.00	11,977	$0.00
$0.02 - $0.84	12,965	8.9	0.43	11,011	0.43
$0.84 - $1.67	8,160	6.6	1.34	4,139	1.35
$1.67 - $6.74	21,280	9.3	4.64	5,634	4.81
$6.74 - $18.05	11,895	8.3	12.19	2,485	11.67
$19.63 - $49.50	21,276	8.8	36.64	4,379	38.53
$50.98 - $63.75	2,771	9.2	57.31	277	51.89
$65.75 - $71.91	16,924	9.6	71.44	98	68.41
$73.14 - $195.13	17,510	9.5	93.37	35	115.19

	124,790	8.6	$32.40	40,035	$6.49

    Options to purchase approximately 30.3 million shares and 18.4 million shares were exercisable at December 31, 1998 and 1997, respectively. The weighted average exercise prices per share for options exercisable as of December 31, 1998 and 1997 were $1.40 and $0.52, respectively. Through December 31, 1999, Yahoo! and certain acquired entities recorded compensation expense related to certain stock options issued with exercise prices below the fair market value of the related common stock. The Company recorded compensation expense in the amount of $10.4 million, $2.3 million, and $1.2 million in 1999, 1998, and 1997, respectively. As of December 31, 1999, approximately $21.1 million remains to be amortized over the remaining vesting periods of the options.

    Employee Stock Purchase Plan.  Effective March 6, 1996, the Company's Board of Directors adopted the Employee Stock Purchase Plan (the "Purchase Plan"), which provides for the issuance of a maximum of 3.6 million shares of Common Stock. Eligible employees can have up to 15% of their earnings withheld, up to certain maximums, to be used to purchase shares of the Company's Common Stock on every December 31st and June 30th. The price of the Common Stock purchased under the Purchase Plan will be equal to 85% of the lower of the fair market value of the Common Stock on the commencement date of each six month offering period or the specified purchase date. During 1999, 96,000 shares were purchased at prices from $52.70 to $75.33 per share. During 1998, 252,000 shares were purchased at prices from $7.36 to $18.05 per share. During 1997, 1,074,000 shares were purchased at prices from $0.93 to $2.42 per share. As of December 31, 1999, 2.2 million shares were available under the Purchase Plan for future issuance.

    Stock Compensation.  The Company accounts for stock-based compensation in accordance with the provisions of APB 25. Had compensation expense been determined based on the fair value at the grant dates, as prescribed in SFAS 123, the Company's results would have been as follows (in thousands, except per share amounts):

	1999	1998	1997
Net income (loss)
As reported	$47,811	$(13,641)	$(43,376)
Pro forma	$(269,563)	$(64,500)	$(50,043)
Net income (loss) per share:
As reported—basic	$0.09	$(0.03)	$(0.11)
Pro forma—basic	(0.52)	(0.15)	(0.13)
As reported—diluted	0.08	(0.03)	(0.11)
Pro forma—diluted	$(0.52)	$(0.15)	$(0.13)

    The fair value of option grants is determined using the Black-Scholes model. The weighted average fair market value of an option granted during 1999, 1998, and 1997 was $39.15, $11.94, and $1.91, respectively. The following range of assumptions was used to perform the calculations: expected life of 36 months in 1999, 1998, and 1997; risk-free interest rate ranges of 4.6% to 6.1% during 1999, 4.2% to 5.6% during 1998, and 5.6% to 6.6% during 1997; expected volatility of 71% in 1999, 67% in 1998, and 59% in 1997; and no expected dividend yield for the three years ended December 31, 1999. Because additional stock options are expected to be granted each year, the above pro forma disclosures are not representative of pro forma effects on reported financial results for future years.

Note 8  SEGMENT AND GEOGRAPHIC INFORMATION

    Based on the criteria established by SFAS 131, "Disclosures about Segments of an Enterprise and Related Information," the Company operates in two principal business segments globally. In accordance with SFAS 131, the Company is required to describe its reportable segments and provide data that is consistent with the data made available to the Company's management to assess performance and make decisions. The Company does not allocate any operating costs to its business services segment as management does not use this information to measure the performance of the operating segment. Management does not believe that allocating these expenses is material in evaluating the segment's performance.

    Summarized information by segment for 1999, 1998, and 1997, as excerpted from the internal management reports, is as follows (in thousands):

	1999	1998	1997
Net revenues:
Advertising	$535,397	$226,333	$78,397
Business services	56,389	18,799	5,711

	$591,786	$245,132	$84,108

    Enterprise-wide information is provided in accordance with SFAS 131. Revenue is attributed to individual countries according to the international online property that generated the revenue. No single foreign country or geographic area accounted for more than 10% of net revenues in 1999, 1998, and 1997. Property and equipment information is based on the physical location of the assets:

    The following table sets forth net revenues and gross property and equipment information for geographic areas (in thousands):

	U.S.	International	Total
1999
Net revenues	$532,731	$59,055	$591,786
Long-lived assets	88,500	4,843	93,342
1998
Net revenues	228,929	16,203	245,132
Long-lived assets	45,372	1,938	47,310
1997
Net revenues	80,395	3,713	84,108
Long-lived assets	$17,955	$665	$18,620

Note 9  INCOME TAXES

    The components of income (loss) before taxes are as follows (in thousands):

	Year Ended December 31,
	1999	1998	1997
United States	$82,913	$5,489	$(40,818)
Foreign	710	(1,303)	(2,558)

	$83,623	$4,186	$(43,376)

    The provision for income taxes is comprised of the following (in thousands):

	Year Ended December 31,
	1999	1998
Current:
Federal	$36,265	$20,333
State	4,404	1,937
Foreign	2,383	—

	43,052	22,270

Deferred:
Federal	(6,335)	(3,616)
State	(905)	(827)

	(7,240)	(4,443)

Total provision	$35,812	$17,827

    No provision for income taxes was recorded for the year ended December 31, 1997 as the Company had net operating losses.

    The provision for income taxes differs from the amount computed by applying the statutory federal income tax rate as follows (in thousands):

	Year Ended December 31,
	1999	1998	1997
Income tax at the federal statutory rate of 35%	$29,268	$1,465	$(15,182)
State income tax, net of federal benefit	4,535	1,473	(1,896)
Non-deductible acquisition-related charges	26,433	8,521	—
Research tax credits	(3,000)	(1,155)	—
Change in valuation allowances	(23,292)	7,085	15,660
Other	1,868	438	1,418

	$35,812	$17,827	$—

    Deferred income taxes reflect the tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The components of the net deferred income tax assets are as follows (in thousands):

	Year Ended December 31,
	1999	1998	1997
Deferred income tax assets:
Net operating loss and credit carryforwards	$891,224	$171,203	$33,984
Non-deductible reserves and expenses	9,880	5,147	4,999

Gross deferred tax assets	901,449	176,350	38,983
Valuation allowance	(812,176)	(170,026)	(38,614)

	89,273	6,324	369

Deferred income tax liabilities:
Unrealized investment gains	(86,051)	(595)	—
Intangible assets	(3,222)	(4,833)	—
Other	—	(896)	(369)

Gross deferred tax liabilities	(89,273)	(6,324)	(369)

	$—	$—	$—

    As of December 31, 1999, the Company's federal and state net operating loss carryforwards for income tax purposes were approximately $2.3 billion and $1.1 billion, respectively. If not utilized, the federal net operating loss carryforwards will begin to expire in 2010, and the state net operating loss carryforwards will begin to expire in 2002. The Company's federal and state research tax credit carryforwards for income tax purposes are approximately $13.8 million and $11.9 million, respectively. If not utilized, the federal tax credit carryforwards will begin to expire in 2010. Approximately $71 million of net operating loss carryforwards relate to acquired entities and expire beginning in 2010. The Company has a valuation allowance of $817.5 million as of December 31, 1999 for deferred tax assets for which realization is not more-likely-than-not.

    Deferred tax assets of approximately $886.0 million as of December 31, 1999 pertain to certain net operating loss carryforwards and credit carryforwards resulting from the exercise of employee stock options. When recognized, the tax benefit of these loss and credit carryforwards are accounted for as a credit to additional paid-in capital rather than a reduction of the income tax provision. Deferred tax assets include approximately $5.0 million related to net operating loss carryforwards in various foreign jurisdictions. These carryforwards will expire if not utilized.

Note 10  COMMITMENTS AND CONTINGENCIES

    Operating Leases.  During 1999, the Company entered into a non-cancelable operating lease agreement that will provide the Company with additional office space at its existing Santa Clara, California location. Additionally during 1999, the Company entered into various other non-cancelable operating lease agreements for its sales offices throughout the U.S. and its international subsidiaries. Future minimum lease payments under non-cancelable operating leases with initial terms of one year or more are $11.2 million in 2000, $10.6 million in 2001, $9.9 million in 2002, $9.5 million in 2003, $7.1 million in 2004, and $10.5 million thereafter. Certain of the Company's lease agreements have a five year renewal option from the date of expiration. Total minimum rental payments aggregate $58.8 million. Rent expense under operating leases totaled $9.9 million, $5.5 million, and $2.9 million during 1999, 1998, and 1997, respectively.

    During 1999, the Company entered into agreements for the development of an office complex in Sunnyvale, California, to be constructed in 2000 to 2003, and to serve as the Company's new headquarters. Upon substantial completion of the buildings, the Company will collateralize a lease facility with deposited funds equal to the amount of the funds drawn on the facility by the lessors. Rent obligations for the buildings will bear a direct relationship to the lessors' carrying costs, estimated to range from $370 to $380 million. The amount of the rent obligation is contingent upon future events and is not included in the above future minimum lease commitments under non-cancelable operating leases.

    From time to time, the Company is subject to legal proceedings and claims in the ordinary course of business, including claims of alleged infringement of trademarks, copyrights and other intellectual property rights, and a variety of claims arising in connection with the Company's email, message boards, auction sites, shopping services, and other communications and community features, such as claims alleging defamation or invasion of privacy. In addition, from time to time, third parties assert patent infringement claims against the Company in the form of letters, lawsuits and other forms of communication. Currently, the Company is engaged in three lawsuits regarding patent issues and has been notified of a number of other potential patent disputes.

    In addition to intellectual property claims, on or about March 1, 2000, the Company was advised that the FTC is conducting an inquiry into certain of the Company's consumer information practices to determine whether the Company has complied with applicable FTC consumer protection regulations. In connection with this inquiry, the FTC has requested that the Company provide information about its practices and submit various documents and other materials to the FTC.

    The Company is not currently aware of any legal proceedings or claims that the Company believes are likely to have a material adverse effect on the Company's financial position or results of operations. However, the Company may incur substantial expenses in defending against third party claims or any action by the FTC. In the event of a determination adverse to the Company, the Company may incur substantial monetary liability, and be required to change its business practices. Either of these could have a material adverse effect on the Company's financial position and results of operations.

Note 11  SUBSEQUENT EVENTS

    Yahoo! Japan.  During January 2000, Yahoo! Japan announced that it had agreed to acquire GeoCities Japan and broadcast.com japan for 1,100 shares of Yahoo! Japan common stock. Yahoo! owns 40% of GeoCities Japan and 44% of broadcast.com japan. As a result of the acquisitions, which closed on March 1, 2000, Yahoo! will record goodwill, to be amortized over seven years, and a gain from investments of approximately $40 million. Yahoo! continues to own approximately 34% of Yahoo! Japan.

    Yahoo! Korea.  During March 2000, the Company invested an additional $61 million in Yahoo! Korea which increased Yahoo!'s ownership from 60% to 67%. As a result, Yahoo! will record goodwill of approximately $20 million which will be amortized over seven years.

    Increase in Authorized Shares.  At the Company's Annual Meeting of Stockholders held on May 12, 2000, stockholders voted to approve the amendment and restatement of the Company's certificate of incorporation which increases the number of authorized shares of Common Stock from 900 million to five billion.

    eGroups, Inc.  On August 31, 2000, the Company completed its acquisition of eGroups through the issuance of approximately 3,425,000 shares and options to purchase shares of Yahoo! Common Stock in exchange for all outstanding shares of eGroups capital stock and options. The acquisition is being accounted for as a pooling of interests. The Company expects to record a one-time charge of approximately $25 million in the third quarter of 2000 relating to expenses incurred in connection with the transaction.

    In April 2000, eGroups entered into a lease agreement that will provide the Company with office space in San Francisco. Future minimum lease payments under the lease for years one to five is $6.9 million per year and for years six to ten is $7.5 million per year. An $8.6 million security deposit was made in the form of a letter of credit.

Note 12  SUBSEQUENT EVENTS (UNAUDITED)

    Arthas.com  During February 2000, the Company completed its acquisition of Arthas.com, operating under the trade name dotBank.com ("dotBank"). Under the terms of the acquisition, which was accounted for as a pooling of interests, the Company exchanged 593,911 shares of Yahoo! Common Stock for all shares of dotBank's outstanding capital stock. dotBank was incorporated in July 1999. The historical operations of dotBank are not material to the Company's financial position or results of operations, therefore, prior period financial statements have not been restated for this acquisition. dotBank's accumulated deficit on February 29, 2000 was $2,454,000. Results of operations of dotBank are included with those of Yahoo! for periods subsequent to the acquisitions date.

    VivaSmart, Inc.  During June 2000, the Company completed its acquisition of VivaSmart, Inc., through the issuance of 72,953 shares of Yahoo! Common Stock for a total purchase price of approximately $8.9 million. The purchase price was allocated to the assets acquired, principally goodwill of $7.7 million, and liabilities assumed based on their estimated fair values at the date of acquisition. Results of operations for VivaSmart, Inc. for periods prior to the acquisition were not material to the Company and accordingly, proforma results of operations have not been presented. Results of operations for VivaSmart, Inc. have been included with those of the Company subsequent to the acquisition date.

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TABLE OF CONTENTS
REPORT OF INDEPENDENT ACCOUNTANTS
Yahoo! Inc. Consolidated Balance Sheets (in thousands, except par value)
Yahoo! Inc. Consolidated Statements of Operations (in thousands, except per share amounts)
Yahoo! Inc. Consolidated Statements of Stockholders' Equity (in thousands)
Yahoo! Inc. Consolidated Statements of Cash Flows (in thousands)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS